UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Director Resignation; Director Appointment

On March 8, 2016, Jean-Marc Otero del Val resigned from the Board of Directors (the “Board”) of SunPower Corporation (the “Company”), and on March 9, 2016, the Board appointed Daniel Lauré as a member of the Board. Mr. Otero del Val had served as the designee of Total Energies Nouvelles Activités USA, formerly known as Total Gas & Power USA, SAS (“Total”) pursuant to the Affiliation Agreement, dated April 28, 2011, as amended, between Total and the Company, and Mr. Lauré is replacing Mr. Otero del Val as Total’s designee on the Board.

Mr. Daniel Lauré currently serves as President and CEO of Total New Energies USA Inc. Before taking this position in March 2016, Mr. Lauré served as Senior Vice President Industrial Assets, Finance & Information Technology from 2012 through 2015. Before that, he held other positions within Total Gas & Power beginning in 2004, including Vice President, Strategy, Markets & IT, and Deputy Director, Renewable Energy, Strategy, Human Resources & Communication. Prior to those positions, Mr. Lauré held various other positions within the Total Group, where he has been employed since 1988. Mr. Lauré holds a degree in civil engineering from l’École Nationale des Ponts et Chaussées and a law degree from Université Panthéon Assas (Paris II).

Mr. Lauré serves as a Class I director, to serve until SunPower’s annual meeting of stockholders to be held in 2018. Mr. Lauré will serve on the Nominating and Corporate Governance Committee of the Board.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

March 10, 2016	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer